EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2020 Second Quarter Results

•	Second quarter 2020 revenue of $14.6 million, an increase of 18% over prior year

•	Gross margin improved to 33.5%

•	Net income of $1 million, earnings per share of $0.06 and EBITDA of $1.5 million for the second quarter 2020

•	Unused medications billings grew 72%

•	Route-based billings increased 19%

•	Billings increased in several key markets including Pharmaceutical Manufacturer at 170%, Professional at 14% and Home Health Care at 21%

HOUSTON, Texas, January 28, 2020 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the second quarter and first six months of fiscal year 2020 ended December 31, 2019.
Revenue in the second quarter of fiscal 2020 was $14.6 million, an increase of 18% compared to $12.4 million in the same prior year quarter and a 7% increase sequentially as compared to revenue for the fiscal 2020 first quarter of $13.6 million. Customer billings increased 20% to $14.9 million for the second quarter compared to $12.5 million for the same prior year quarter and increased 5% on a sequential quarter basis. Gross margin improved to 33.5% compared to 32.2% in the second quarter of fiscal 2019 and 33.0% in the 2020 first quarter. SG&A increased 22% to $3.6 million or 25% of revenue in the second quarter of fiscal 2020, as compared to SG&A of $3.0 million, or 24% of revenue in the same prior year quarter and $3.5 million or 26% of revenue in the first quarter of fiscal 2020. The increase in SG&A is related to the Company’s continued investments in sales and marketing as well as increased professional fees incurred during the first and second quarters of fiscal 2020.
The Company reported operating income of $1.1 million in the second quarter of 2020, compared to operating income of $0.8 million in the second quarter of 2019. Sharps recorded net income of $1.0 million, or $0.06 per basic and diluted share in the second quarter of fiscal 2020, as compared to net income of $0.8 million, or $0.05 per basic and diluted share in the second quarter of fiscal 2019. Sharps recorded EBITDA of $1.5 million in the second quarter of fiscal 2020, as compared to EBITDA of $1.2 million in the second quarter of fiscal 2019. (See Reconciliation of Net Income to EBITDA in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, stated, “We’re seeing continued momentum as we move through 2020, with strong second quarter results reflecting record revenue and billings, enhanced gross margins and increased profitability. We delivered substantial growth across each of three key solutions - unused medication management, route-based and our traditional mailback offering. Additionally, we were very pleased with the strong growth in quarterly customer billings in the Pharmaceutical Manufacturer, Home Health Care and Professional markets. At December 31, 2019 we have an installed base of 4,500 collection receptacles for unused medications in retail as well as hospital pharmacies and long-term care, drug treatment and law enforcement facilities and customers have returned and we have processed over 45,000 inner liners."
Tusa added, “We believe the strong growth and improved profitability generated in the last three fiscal quarters is a direct result of our Company’s successful transformation from a medical waste mailback and flu business only company to a comprehensive solutions provider to the Healthcare-related and Retail markets. As further evidence of success, customer billings increased 36%, 32% and 24% for the second quarter, fiscal year to date and trailing twelve-month periods, respectively, without the impact of the flu related business. We are proud of our leadership position in the marketplace and are using our reputation for excellent service to drive more business.”
Second Quarter Review
Professional market billings increased 14% to $4.4 million in the second quarter of fiscal 2020 compared to $3.8 million in the prior year period. Through a combination of its cost-effective and easy to use Sharps Recovery System™ and route-based pick-up services, Sharps has driven organic growth in this segment by addressing the small to medium quantity waste generator market comprised of physicians, clinics, dentists, surgery centers, veterinarians and other healthcare providers. Billings for the inside and online sales channel, which primarily targets the Professional and Government markets, increased 17% to $2.3 million in the second quarter of fiscal 2020 as compared to $1.9 million in the same prior year period.
Pharmaceutical Manufacturer billings increased 170% to $2.3 million in the second quarter of fiscal 2020 compared to $0.8 million in the second quarter of fiscal 2019, related to inventory builds for several current patient support programs.
Home Health Care billings increased 21% to $2.6 million in the second quarter of 2020 compared to $2.2 million in the second quarter of 2019 due primarily to an expanded relationship with a major healthcare distributor.

First Six Months Results
Sharps recorded revenue of $28.2 million in the first six months of 2020, an increase of 24% compared to revenue of $22.7 million in the first six months of 2019. Customer billings increased 28% to $29.1 million in the first six months of fiscal 2020. Retail billings increased 30% to $8.4 million as compared to $6.4 million in the first six months of fiscal 2019. The increase in retail billings for the first six months of 2020 is primarily due to an increase in flu shot related orders and MedSafe billings. Home Health Care billings increased 45% to $5.9 million in the first six months of fiscal 2020 compared to $4.1 million in the same period of 2019. In the first six months of fiscal 2020, Pharmaceutical Manufacturer billings increased 95% to $3.2 million as compared to $1.7 million in the first half of fiscal 2019. Professional billings increased 13% to $8.5 million in the first half of fiscal 2020 as compared to $7.5 million in the prior year period.
Gross margin increased to 33.2% for the first six months of fiscal 2020 as compared to 32.4% in the first six months of fiscal 2019. SG&A expense increased 19% to $7.1 million compared to $6.0 million in the first six months of 2019, related to the Company’s continued investments in sales and marketing, but decreased as a percentage of sales at 25% for the first six months of fiscal 2020 as compared to 26% in the first six months of fiscal 2019. The Company recorded operating income of $1.8 million in the first half of fiscal 2020 as compared to $1.0 million in the first half of fiscal 2019.
Net income for the first six months of 2020 was $1.7 million, or $0.10 per basic and dilutes share compared to net income of $0.8 million or $0.05 per basic and diluted share in the first six months of fiscal 2019.
Sharps recorded improved EBITDA of $2.6 million in the first six months of fiscal 2020, as compared to EBITDA of $1.8 million in the first six months of fiscal 2019. (See Reconciliation of Net Income to EBITDA in the supplemental table included at the end of this release).
Financial Flexibility and a Strong Balance Sheet
Cash was $5.3 million at December 31, 2019, compared to cash of $4.5 million at June 30, 2019. The Company had working capital of $10.8 million at December 30, 2019 compared to working capital of $10.6 million at June 30, 2019.
Looking Forward
Mr. Tusa concluded, “We are very excited and energized about the recent success and the significant growth we are experiencing, and we remain intent on driving sustainable, recurring revenue over the longer term as we continue to create awareness of the Company and its solution offerings. We are particularly focused on markets that we believe to be underserved and where we believe there is a significant opportunity to attract customers who are looking for alternatives to their current provider."
Second Quarter Fiscal Year 2020 Webcast and Conference Call
The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.
The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through February 28, 2020. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 57116. Transcript will also be posted to the Sharps website, once available.
About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a twenty-four (24) state region of the South, Southeast and Northeast portions of the United States. Sharps also provides two simple solutions for safe and easy disposal of unused medications: MedSafe collection receptacles and TakeAway Medication Recovery System Envelopes.
More information on the Company and its products can be found on its website at: www.sharpsinc.com.
Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.
Non-GAAP Measures
This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information and EBITDA. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Six-Months Ended
	December 31,			December 31,
	2019	2018	% Change	2019	2018	% Change

Revenue	$14,565	$12,394	17.5%	$28,164	$22,687	24.1%

Cost of revenue	9,693	8,403	15.4%	18,808	15,344	22.6%
Gross profit	4,872	3,991	22.1%	9,356	7,343	27.4%
Gross margin	33.5%	32.2%		33.2%	32.4%
SG&A expense	3,606	2,959	21.9%	7,118	5,985	18.9%
Depreciation and amortization	197	205		401	406

Operating Income	1,069	827		1,837	952
Operating margin	7.3%	6.7%		6.5%	4.2%

Interest income	4	8		9	13
Interest expense	(26)	(23)		(45)	(46)
Total other expense	(22)	(15)		(36)	(33)

Income before income tax expense	1,047	812		1,801	919
Income tax expense	77	33		145	70
Net Income	$970	$779		$1,656	$849

Net Income Per Share
Basic and diluted	$0.06	$0.05		$0.10	$0.05

Weighted Average Shares Outstanding
Basic	16,225	16,100		16,185	16,091
Diluted	16,303	16,106		16,236	16,098

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31,	June 30,
	2019	2019

ASSETS:
Current assets:
Cash	$5,328	$4,512
Accounts receivable, net	12,307	9,289
Inventory	3,202	3,770
Contract asset	82	260
Prepaid and other current assets	1,130	922
Total current assets	22,049	18,753
Property, plant and equipment, net	6,588	5,867
Operating lease right of use asset	8,736	—
Inventory, net of current portion	961	1,046
Other assets	448	443
Goodwill	6,735	6,735
Intangible assets, net	2,955	3,196
Total assets	$48,472	$36,040

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,593	$2,946
Accrued liabilities	3,089	2,213
Operating lease liability	1,920	—
Current maturities of long-term debt	550	517
Contract liability	3,093	2,502
Total current liabilities	11,245	8,178
Contract liability, net of current portion	694	503
Operating lease liability, net of current portion	6,931	—
Other liabilities	—	42
Deferred tax liability	332	243
Long-term debt, net of current portion	1,205	948
Total liabilities	20,407	9,914
Stockholders’ equity	28,065	26,126
Total liabilities and stockholders' equity	$48,472	$36,040

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2019	% Total	2018	$ Change	%
BILLINGS BY MARKET:
Professional	$4,365	29.2%	$3,828	$537	14.0%
Retail	4,218	28.3%	4,152	66	1.6%
Home Health Care	2,606	17.5%	2,161	445	20.6%
Pharmaceutical Manufacturer	2,274	15.2%	842	1,432	170.1%
Assisted Living	681	4.6%	620	61	9.8%
Government	489	3.3%	543	(54)	(9.9)%
Environmental	66	0.4%	78	(12)	(15.4)%
Other	231	1.5%	249	(18)	(7.2)%
Subtotal	$14,930	100.0%	$12,473	$2,457	19.7%
GAAP Adjustment *	(365)		(79)	(286)
Revenue Reported	$14,565		$12,394	$2,171	17.5%

	Six-Months Ended December 31,
	2019	% Total	2018	$ Change	%
BILLINGS BY MARKET:
Professional	$8,500	29.2%	$7,502	$998	13.3%
Retail	8,360	28.6%	6,412	1,948	30.4%
Home Health Care	5,923	20.3%	4,088	1,835	44.9%
Pharmaceutical Manufacturer	3,211	11.0%	1,650	1,561	94.6%
Assisted Living	1,305	4.5%	1,265	40	3.2%
Government	1,253	4.3%	1,140	113	9.9%
Environmental	85	0.3%	181	(96)	(53.0)%
Other	512	1.8%	539	(27)	(5.0)%
Subtotal	$29,149	100.0%	$22,777	$6,372	28.0%
GAAP Adjustment*	(985)		(90)	(895)
Revenue Reported	$28,164		$22,687	$5,477	24.1%

*Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped or services rendered during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded. Most of the difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as Contract Liability.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2019	% Total	2018	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$8,929	59.9%	$8,118	$811	10.0%
Route-Based Pickup	2,480	16.6%	2,078	402	19.3%
Unused Medications	2,321	15.5%	1,350	971	71.9%
Third Party Treatment	66	0.4%	78	(12)	(15.4)%
Other	1,134	7.6%	849	285	33.6%
Total Billings By Solution	$14,930	100.0%	$12,473	$2,457	19.7%

	Six-Months Ended December 31,
	2019	% Total	2018	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$16,666	57.2%	$13,736	$2,930	21.3%
Route-Based Pickup	5,137	17.6%	4,206	931	22.1%
Unused Medications	4,704	16.1%	2,989	1,715	57.4%
Third Party Treatment	85	0.3%	180	(95)	(52.8)%
Other	2,557	8.8%	1,666	891	53.5%
Total Billings By Solution	$29,149	100.0%	$22,777	$6,372	28.0%

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2019	% Total	2018	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$8,531	57.1%	$6,828	$1,703	24.9%
Distributors	4,121	27.6%	3,703	418	11.3%
Inside and Online Sales	2,278	15.3%	1,942	336	17.3%
Total Billings By Channel	$14,930	100.0%	$12,473	$2,457	19.7%

	Six-Months Ended December 31,
	2019	% Total	2018	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$16,229	55.7%	$11,453	$4,776	41.7%
Distributors	8,112	27.8%	7,060	1,052	14.9%
Inside and Online Sales	4,808	16.5%	4,264	544	12.8%
Total Billings By Channel	$29,149	100.0%	$22,777	$6,372	28.0%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended		Six-Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net Income	$970	$779	$1,656	$849

Income tax expense	77	33	145	70
Interest expense, net	22	15	36	33
Depreciation and amortization	382	416	803	807

EBITDA	$1,451	$1,243	$2,640	$1,759

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income, plus income tax expense, net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.